FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. ANNOUNCES BOARD APPROVAL OF STOCK REPURCHASE PROGRAM

NAPLES, Fla. August 8 – TIB Financial Corp. (NASDAQ: TIBB), parent of TIB Bank and The Bank of Venice, leading community banks serving the greater Naples, Bonita Springs-Fort Myers area, Highlands County, South Miami-Dade County, the Florida Keys and Sarasota County, today announced that its Board of Directors has authorized, beginning on or after August 8, 2007, the purchase by the Company of up to 400,000 shares of the Company’s outstanding common stock. The shares may be purchased in open market, negotiated or block transactions. The Company does not intend to repurchase any shares from its management team or other insiders. This stock repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time. As of June 30, 2007, the Company had approximately 12.8 million shares of its common stock outstanding.

“This decision is reflective of our strong belief that the current market price underestimates the tangible and intangible long-term franchise value of the Company. Accordingly, this initiative represents an excellent investment opportunity for both the Company and our shareholders,” said Edward V. Lett, CEO and President. “We believe this initiative is an effective use of our strong capital position while continuing to allow investment in our future growth.”

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.4 billion in total assets and 19 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Venice and Sebring.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and The Bank of Venice, serves the personal and commercial banking needs of local residents and businesses in its market areas. The banks’ experienced bankers are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and The Bank of Venice, visit www.tibbank.com and www.bankofvenice.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Edward V. Lett, Chief Executive Officer and President at (239) 263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.